Exhibit 99.1

RXO Announces Results for Third-Quarter 2023, Including 18 Percent Brokerage Volume Growth
•Full-truckload brokerage volume increased 13 percent year-over-year and less-than-truckload volume increased 55 percent year-over-year
•Momentum in RXO's brokerage business accelerated as the quarter progressed; set multiple brokerage records in the quarter including total volume, quarterly loads per day and monthly loads per day
•Companywide gross margin of 17.7 percent; brokerage gross margin of 15.1 percent

CHARLOTTE, N.C. — November 7, 2023 — RXO (NYSE: RXO) today announced its financial results for the third quarter of 2023.
Drew Wilkerson, chief executive officer of RXO, said, “RXO continued to execute well in the third quarter. We achieved a record number of loads per day in our brokerage business and grew brokerage volume by double-digits for the second consecutive quarter. Brokerage gross margin remained strong. Our experienced team, our deep customer relationships, and continued adoption of our cutting-edge, AI-enabled technology all contributed to our results.
“While RXO’s results improved as the third quarter progressed, the market remains soft and we’re monitoring the freight markets closely. We’ll continue to follow our playbook of taking profitable market share while controlling costs and making strategic investments in our business,” Wilkerson said. “In the third quarter, we onboarded new brokerage employees and made significant tech investments. We believe this will enable RXO to continue to achieve outsized growth when the market inflects. RXO is uniquely positioned to outperform.”
Companywide Results
The company’s revenue was $1.0 billion for the third quarter, compared to $1.1 billion in the third quarter of 2022. Gross margin was 17.7 percent, compared to 19.6 percent in the third quarter of 2022.
The company reported a third-quarter 2023 GAAP net loss of $1 million, compared to net income of $13 million in the third quarter of 2022. The GAAP net loss included $5 million in transaction, integration, restructuring and other costs. Adjusted net income1 in the quarter was $6 million, compared to $39 million in the third quarter of 2022.
Adjusted EBITDA1 was $26 million, compared to $66 million in the third quarter of 2022. Adjusted EBITDA margin1 was 2.7 percent, compared to 5.8 percent in the third quarter of 2022.
Transaction, integration, restructuring and other costs, and amortization of intangibles, impacted GAAP earnings per share by $0.06, net of tax. For the third quarter, RXO reported a GAAP diluted loss per share of $0.01. Adjusted diluted earnings per share1 were $0.05.
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Brokerage
RXO’s brokerage business grew volume 18 percent year-over-year in the third quarter. Brokerage gross margin was 15.1 percent in the third quarter.
Brokerage contract volume increased by 30 percent year-over-year in the third quarter, the result of a strong brokerage sales pipeline, which has increased in size by 115 percent since the third quarter of 2021.
The company expects brokerage volumes to continue to grow on a year-over-year basis in the fourth quarter of 2023.
Complementary Services
RXO’s complementary services gross margin was 20.0% for the quarter, up 90 basis points year-over-year. Loads provided by RXO’s managed transportation business to its brokerage business increased both year-over-year and quarter-over-quarter.
RXO’s last mile business grew EBITDA year-over-year in the third quarter, and the company continues to expect to grow full-year last mile EBITDA year-over-year.
Technology Update
In the third quarter of 2023, 97 percent of RXO’s brokerage loads were created or covered digitally using RXO’s cutting-edge technology platform, up from 81 percent in the third quarter of 2022.
The seven-day carrier retention rate was 77 percent, compared to 75 percent in the third quarter of 2022.
Optimized Capital Structure
In early November, RXO exercised a feature under its Revolving Credit Agreement that increased total commitments from $500 million to $600 million. RXO simultaneously repaid all outstanding obligations under its Term Loan Credit Agreement. These transactions have no impact to the company’s net debt and liquidity and are expected to save the company more than $1 million per year in pre-tax interest expense.
Conference Call
The company will hold a conference call and webcast on Tuesday, November 7 at 8 a.m. Eastern Standard Time. Participants can call in toll-free (from U.S./Canada) at 1-888-259-6580; international callers dial +1-206-962-3782. The conference ID is 11616211.
A live webcast of the conference call will be available on the investor relations area of the company’s website, http://investors.rxo.com. A replay of the conference call will be available through November 7, 2024, by calling toll-free (from U.S./Canada) 1-877-674-7070; international callers dial +1-416-764-8692. Use the passcode 616211#. Additionally, the call will be archived on http://investors.rxo.com.
About RXO
RXO (NYSE: RXO) is a leading provider of asset-light transportation solutions. RXO offers tech-enabled truck brokerage services together with complementary solutions including managed transportation, freight forwarding and last mile delivery. The company combines massive capacity and cutting-edge technology to move freight efficiently through supply chains. RXO’s proprietary technology connects approximately 10,000 customers with over 100,000 independent carriers across North America. The company is headquartered in Charlotte, N.C. Visit RXO.com for more information and connect with RXO on Facebook, X, LinkedIn, Instagram and YouTube.
1 For definitions of non-GAAP measures see the “Non-GAAP Financial Measures” section in this press release.
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Media Contact
Erin Kelly
erin.kelly@rxo.com

Investor Contact
Kevin Sterling
kevin.sterling@rxo.com
RXO 3Q 2023 Earnings Press Release | 3

Non-GAAP Financial Measures
We provide reconciliations of the non-GAAP financial measures contained in this release to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to this release.

The non-GAAP financial measures in this release include: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”); adjusted EBITDA margin; and adjusted net income and adjusted diluted earnings per share (“adjusted EPS”).

We believe that these adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not reflect, or are unrelated to, RXO’s core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted EPS include adjustments for transaction and integration costs, as well as restructuring costs and other adjustments as set forth in the attached tables. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating RXO’s ongoing performance.

We believe that adjusted EBITDA and adjusted EBITDA margin improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments that management has determined do not reflect our core operating activities and thereby assist investors with assessing trends in our underlying business. We believe that adjusted net income and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs that management has determined do not reflect our core operating activities, including amortization of acquisition-related intangible assets, transaction and integration costs, restructuring costs and other adjustments as set out in the attached tables, and thereby may assist investors with comparisons to prior periods and assessing trends in our underlying business.
Forward-looking Statements
This release includes forward-looking statements, including statements relating to our continued year-over-year brokerage volume growth in the fourth quarter of 2023. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "predict," "should," "will," "expect," "project," "forecast," "goal," "outlook," "target,” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC and the following: competition and pricing pressures; economic conditions generally; the severity, magnitude, duration and aftereffects of the COVID-19 pandemic and government responses to the COVID-19 pandemic; fluctuations in fuel prices; increased carrier prices; severe weather, natural disasters, terrorist attacks or similar incidents that cause material disruptions to our operations or the operations of the third-party carriers and independent contractors with which we contract; our dependence on third-party carriers and independent contractors; labor disputes or organizing efforts affecting our workforce and those of our third-party carriers; legal and regulatory challenges to the status of the third-party carriers with which we contract, and their delivery workers, as independent contractors, rather than employees; litigation that may adversely affect our business or reputation; increasingly stringent laws protecting the environment, including transitional risks relating to climate change, that impact our third-party carriers; governmental regulation and political conditions; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; the impact of potential cyber-attacks and information technology or data security breaches; issues related to our intellectual property rights; our ability to access the capital markets and generate sufficient cash flow to satisfy our debt obligations; our ability to attract and retain qualified personnel; our ability to successfully implement our cost and revenue initiatives and other strategies; our ability to successfully manage our growth; our reliance on certain large customers for a significant portion of our revenue; damage to our reputation through unfavorable publicity; our failure to meet performance levels required by our contracts with our customers; the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; a determination by the IRS that the distribution or certain related separation transactions should be treated as taxable transactions; and the impact of the separation on our businesses, operations and results. All forward-looking
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statements set forth in this release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.
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RXO, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions, shares in thousands, except per share amounts)	2023	2022	2023	2022
Revenue	$976	$1,138	$2,949	$3,676
Cost of transportation and services (exclusive of depreciation and amortization)	742	857	2,224	2,782
Direct operating expense (exclusive of depreciation and amortization)	59	56	179	167
Sales, general and administrative expense	148	158	445	485
Depreciation and amortization expense	16	23	52	65
Transaction and integration costs	2	23	12	44
Restructuring costs	3	6	12	9
Operating income	$6	$15	$25	$124
Other expense	1	1	1	—
Interest expense (income), net	8	(1)	24	(1)
Income (loss) before income taxes	$(3)	$15	$—	$125
Income tax provision (benefit)	(2)	2	(2)	29
Net income (loss)	$(1)	$13	$2	$96

Earnings (loss) per share data
Basic earnings (loss) per share	$(0.01)	$0.11	$0.02	$0.83
Diluted earnings (loss) per share	$(0.01)	$0.11	$0.02	$0.83

Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	116,970	115,163	116,823	115,163
Diluted weighted-average common shares outstanding	116,970	115,163	119,415	115,163
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RXO, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
(Dollars in millions, shares in thousands, except per share amounts)	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$104	$98
Accounts receivable, net of allowances of $10 and $13, respectively	787	900
Other current assets	45	31
Total current assets	936	1,029
Long-term assets
Property and equipment, net of $281 and $241 in accumulated depreciation, respectively	122	119
Operating lease assets	173	159
Goodwill	630	630
Identifiable intangible assets, net of $116 and $106 in accumulated amortization, respectively	72	79
Other long-term assets	13	15
Total long-term assets	1,010	1,002
Total assets	$1,946	$2,031
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$448	$501
Accrued expenses	221	256
Current maturities of long-term debt	3	4
Short-term operating lease liabilities	50	48
Other current liabilities	6	14
Total current liabilities	728	823
Long-term liabilities
Long-term debt and obligations under finance leases	451	451
Deferred tax liability	15	16
Long-term operating lease liabilities	125	114
Other long-term liabilities	37	40
Total long-term liabilities	628	621
Commitments and Contingencies
Equity
Preferred stock, $0.01 par value; 10,000 shares authorized; 0 shares issued and outstanding as of September 30, 2023 and December 31, 2022	—	—
Common stock, $0.01 par value; 300,000 shares authorized; 117,002 and 116,400 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	1	1
Additional paid-in capital	589	588
Retained earnings	4	2
Accumulated other comprehensive loss	(4)	(4)
Total equity	590	587
Total liabilities and equity	$1,946	$2,031

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RXO, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
(In millions)	2023	2022
Operating activities
Net income	$2	$96
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization expense	52	65
Stock compensation expense	16	9
Deferred tax benefit	(1)	(8)
Other	4	6
Changes in assets and liabilities
Accounts receivable	114	(10)
Other assets	(13)	12
Accounts payable	(56)	25
Accrued expenses and other liabilities	(48)	39
Net cash provided by operating activities	70	234
Investing activities
Payment for purchases of property and equipment	(46)	(39)
Proceeds from sale of property and equipment	—	1
Other	(1)	—
Net cash used in investing activities	(47)	(38)
Financing activities
Payment for tax withholdings related to vesting of stock compensation awards	(12)	—
Repurchase of common stock	(2)	—
Net transfers to XPO	—	(39)
Repayment of debt and finance leases	(3)	—
Other	—	1
Net cash used in financing activities	(17)	(38)
Effect of exchange rates on cash, cash equivalents and restricted cash	—	—
Net increase in cash, cash equivalents and restricted cash	6	158
Cash, cash equivalents, and restricted cash, beginning of period	98	29
Cash, cash equivalents, and restricted cash, end of period	$104	$187
Supplemental disclosure of cash flow information:
Leased assets obtained in exchange for new operating lease liabilities	$60	$46
Leased assets obtained in exchange for new finance lease liabilities	1	8
Cash paid for income taxes, net	25	3
Cash paid for interest, net	18	—
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RXO, Inc.
Revenue Disaggregated by Service Offering
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2023	2022	2023	2022
Revenue
Truck brokerage	$591	$686	$1,748	$2,265
Last mile	256	264	757	784
Managed transportation	107	122	336	394
Freight forwarding	56	101	200	340
Eliminations	(34)	(35)	(92)	(107)
Total	$976	$1,138	$2,949	$3,676
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RXO, Inc.
Reconciliation of Net Income (Loss) to Adjusted EBITDA and Adjusted EBITDA Margin
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2023	2022	2023	2022
Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$(1)	$13	$2	$96
Interest expense (income), net	8	(1)	24	(1)
Income tax provision (benefit)	(2)	2	(2)	29
Depreciation and amortization expense	16	23	52	65
Transaction and integration costs	2	23	12	44
Restructuring and other costs	3	6	13	9
Adjusted EBITDA (1)	$26	$66	$101	$242

Revenue	$976	$1,138	$2,949	$3,676
Adjusted EBITDA margin (1) (2)	2.7%	5.8%	3.4%	6.6%

(1)See the “Non-GAAP Financial Measures” section of the press release.
(2)Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

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RXO, Inc.
Reconciliation of Net Income (Loss) to Adjusted Net Income and Adjusted Diluted Earnings Per Share
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions, shares in thousands, except per share amounts)	2023	2022	2023	2022
Reconciliation of Net Income (Loss) to Adjusted Net Income and Adjusted Diluted Earnings Per Share
Net income (loss)	$(1)	$13	$2	$96
Amortization of intangible assets	4	5	10	16
Transaction and integration costs	2	23	12	44
Restructuring and other costs	3	6	13	9
Income tax associated with adjustments above (1)	(2)	(8)	(8)	(17)
Adjusted net income (2)	$6	$39	$29	$148

Adjusted diluted earnings per share (2)	$0.05	$0.34	$0.24	$1.29

Weighted-average shares outstanding
Diluted weighted-average shares outstanding	119,416	115,163	119,415	115,163

(1)The tax impact of non-GAAP adjustments represents the tax benefit (expense) calculated using the applicable statutory tax rate that would have been incurred had these adjustments been excluded from net income (loss). Our estimated tax rate on non-GAAP adjustments may differ from our GAAP tax rate due to differences in the methodologies applied.
(2)See the “Non-GAAP Financial Measures” section of the press release.
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RXO, Inc.
Calculation of Gross Margin and Gross Margin as a Percentage of Revenue
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions)	2023	2022	2023	2022
Revenue
Truck brokerage	$591	$686	$1,748	$2,265
Complementary services (1)	419	487	1,293	1,518
Eliminations	(34)	(35)	(92)	(107)
Revenue	$976	$1,138	$2,949	$3,676

Cost of transportation and services (exclusive of depreciation and amortization)
Truck brokerage	$501	$556	$1,474	$1,844
Complementary services (1)	275	336	842	1,045
Eliminations	(34)	(35)	(92)	(107)
Cost of transportation and services (exclusive of depreciation and amortization)	$742	$857	$2,224	$2,782

Direct operating expense (exclusive of depreciation and amortization)
Truck brokerage	$1	$—	$1	$—
Complementary services (1)	58	56	178	167
Direct operating expense (exclusive of depreciation and amortization)	$59	$56	$179	$167

Direct depreciation and amortization expense
Truck brokerage	$—	$—	$—	$—
Complementary services (1)	2	2	5	4
Direct depreciation and amortization expense	$2	$2	$5	$4

Gross margin
Truck brokerage	$89	$130	$273	$421
Complementary services (1)	84	93	268	302
Gross margin	$173	$223	$541	$723

Gross margin as a percentage of revenue
Truck brokerage	15.1%	19.0%	15.6%	18.6%
Complementary services (1)	20.0%	19.1%	20.7%	19.9%
Gross margin as a percentage of revenue	17.7%	19.6%	18.3%	19.7%

(1)Complementary services include freight forwarding, last mile and managed transportation services.
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